Exhibit 5.5

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

June 26, 2023

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Re: UBS AG – Medium-Term Notes, Series B

 Ladies and Gentlemen:

We have acted as special U.S. counsel in connection with certain senior debt securities (the “Notes”), which will be issued from time to time by UBS AG, a corporation organized under the laws of Switzerland (the “Company”). The Notes will be a part of the Company’s series of debt securities referred to as “Medium Term Notes, Series B."

The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (the “Registration Statement”) (file number 333-263376) for purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Notes to be issued from time to time pursuant to the Indenture, dated as of June 12, 2015, as amended by the First Supplemental Indenture dated as of July 3, 2017 (the “Indenture”), between the Company and U.S. Bank Trust National Association (the “Trustee”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with authentic originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)	our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;

(iv)	we express no opinion as to the effect of any possible judicial, administrative or other action giving effect to, or which constitute, the actions of foreign governmental authorities or foreign laws;

(v)	we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof; and

(vi)	with respect to all matters governed by Swiss law, we have assumed, without independent inquiry or investigation, the validity of the matters opined on by the Company’s Swiss legal counsel, Homburger AG, in their opinion dated March 8, 2022, and our opinion is subject to the assumptions, qualifications and limitations that are set forth in that opinion.

Based on the foregoing, it is our opinion that when the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Company, the Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

If a pricing supplement relating to the offer and sale of any particular Note is prepared and filed by the Company with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

“In the opinion of Mayer Brown LLP, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and issued and sold as contemplated herein, the Notes will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the issuer’s registration statement on Form F-3. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated June 26, 2023, which has been filed as an exhibit to a report on Form 6-K by the issuer on June 26, 2023.”

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP